EXHIBIT 5.1


                                   September 6, 2002


Longview Fibre Company
300 Fibre Way
P.O. Box 639
Longview, Washington 98632

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to up to 1,700,000 shares of Common Stock, par value $1.50 per share (the "Shares"), which may be issued as follows: 900,000 under the Longview Fibre Company Salaried 401(k) Savings Plan; 720,000 under the Longview Fibre Company Hourly Employees 401(k) Savings Plan; and 80,000 under the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan (together, the "Plans").

We have examined the Registration Statement and such documents and records of Longview Fibre Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued and sold to the Plans by the Company have been duly authorized and that, upon the due execution by Longview Fibre Company of certificates representing such Shares, the registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, by Longview Fibre Company in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/  Perkins Coie LLP